Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.:

We have issued our reports dated March 14, 2011 (except for Note 2 and Discontinued Operations in Note 20, as to which the date is April 9, 2012 and Segment Information in Note 15, as to which the date is June 29, 2012), with respect to the consolidated financial statements and schedule included in the Current Report of Willbros Group, Inc. on Form 8-K dated June 29, 2012. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) on Form S-8 of Willbros Group, Inc.

/s/ GRANT THORNTON LLP

Houston, Texas

June 29, 2012